EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                               Three Months Ended      Six Months Ended
                                    June 30                June 30
                                 1996       1995        1996        1995
                                   ($ thousands, except per share data)

Primary:
Average shares outstanding   19,512,367  19,513,708  19,514,453  19,513,708
Net effect of dilutive
 stock options --
   Based on the treasury
    stock method using
    average market price              -       1,424           -      27,060
                              ---------   ---------   ---------   ---------
Average common
 shares outstanding          19,512,367  19,515,132  19,514,453  19,540,768
                             ==========  ==========  ==========  ==========

Net income (loss)            $   (8,786) $    1,683  $  (18,345) $    6,825
Less: Preferred
 stock dividend                   1,075       1,075       2,149       2,149
                              ---------   ---------   ---------   ---------
 Net income (loss)
  available for common        $  (9,861) $      608  $  (20,494) $    4,676
                             ==========  ==========  ==========  ==========

Per common and common
 equivalent share:
 Net income (loss)
  per common share           $    (0.51) $     0.03  $    (1.05) $     0.24
                             ==========  ==========  ==========  ==========

Fully diluted earnings per common share are not presented, as such calculations would be anti-dilutive.











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